UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

FREESCALE SEMICONDUCTOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Introductory Statement

As previously disclosed in the proxy statement dated October 19, 2006, between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the District Court of Travis County, Texas in connection with the announcement of the proposed acquisition of Freescale by Firestone Holdings, LLC, an entity controlled by a consortium of private equity funds led by The Blackstone Group and including The Carlyle Group, funds advised by Permira Advisers LLC, and Texas Pacific Group. The petitions were captioned—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. The plaintiff in the Gerber action filed an amended petition on October 16, 2006.

All of the petitions name Freescale and the current members of our board of directors as defendants. The Gerber and Lifshitz petitions also name The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers LLC, and Texas Pacific Group as defendants. Plaintiffs purport to represent stockholders of Freescale who are similarly situated with them. Among other things, the petitions allege that the directors, in approving the proposed merger, breached fiduciary duties owed to Freescale stockholders, and that The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers LLC, and Texas Pacific Group aided and abetted those alleged breaches of fiduciary duty. The petitions allege that the Company’s directors will receive substantial benefits from the acquisition that would not be shared with other stockholders. The petitions further allege that the directors who approved the transaction were not sufficiently independent and disinterested, and did not conduct a competitive auction. The petitions also allege that the Company took impermissible steps to hinder other potential acquirers, including the group led by Kohlberg Kravis, Roberts & Co. LP (“KKR”), Silver Lake Partners and AlpInvest Partners NV (the “KKR/SLP Group”). Some of the petitions allege that the Company failed to disclose certain details regarding the proposed acquisition and the process leading up to the proposed acquisition. The petitions seek class certification, damages, and certain forms of equitable relief, including enjoining the consummation of the Merger.

On October 12, 2006, the Company and current members of the board of directors filed answers to the Gerber, Lifshitz, Warner, Tansey, and Hockstein petitions in which the Company generally denied the allegations. The Company moved to consolidate those actions that same day. On October 23, 2006, the Court entered an order consolidating those actions into the Gerber action. The International Union of Operating Engineers Local No. 825 Pension Fund recently agreed to consolidate its action into the Gerber action as well. On October 25, 2006, the Court scheduled a hearing for November 8, 2006 on plaintiffs’ motion to enjoin the consummation of the merger.

On November 3, 2006, we agreed in principle with the plaintiffs to settle the lawsuits. As part of the settlement, the defendants deny all allegations of wrongdoing. The settlement will be subject to customary conditions, including court approval following notice to members of the proposed settlement class and consummation of the merger. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $975,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. The merger may be consummated prior to final court approval of the settlement.

The settlement will not affect the amount of merger consideration to be paid in the merger.

Pursuant to the proposed settlement, we have agreed to make the amended and supplemental disclosures set forth below. Important information concerning the proposed merger is set forth in our definitive proxy statement dated October 19, 2006 (the “Definitive Proxy Statement”). The Definitive Proxy Statement, which we urge you to read in its entirety, is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth herein.

Amended and Supplemental Disclosure

1. The following sentence appearing on page 19 of the Definitive Proxy Statement in the section entitled “Background of the Merger:”

“In this regard, in early 2006, (i) the Company began to evaluate the merits of possibly acquiring the semiconductor business of Philips Electronics, (ii) the Company began to have preliminary discussions with a third party regarding the possibility of a merger and (iii) the board of directors retained Wilson Sonsini Goodrich & Rosati, Professional Corporation, to assist the board of directors with its evaluation of various strategic alternatives of the Company.”

is amended to read as follows:

“In this regard, in early 2006, (i) the Company began to evaluate the merits of possibly acquiring the semiconductor business of Philips Electronics, (ii) the Company began to have preliminary discussions with a large company in the semiconductor industry regarding the possibility of a merger, and (iii) the board of directors retained Wilson Sonsini Goodrich & Rosati, Professional Corporation, to assist the board of directors with its evaluation of various strategic alternatives of the Company.”

2. The following sentence appearing on page 27 of the Definitive Proxy Statement in the section entitled “Background of the Merger:”

“While KKR and Silver Lake Partners had each reached out to the Company on a number of previous occasions and expressed interest in pursuing an acquisition of the Company, each of these conversations was general in nature and specific terms of a transaction were not proposed or discussed.”

is amended to read as follows:

“While KKR and Silver Lake Partners had each reached out to Messrs. Bingham, Mayer and Kaufman on a number of previous occasions and expressed interest in exploring business opportunities with the Company and possibly acquiring the Company, each of these conversations was general in nature and specific terms of a transaction were not proposed or discussed. Messrs. Bingham, Mayer and Kaufman brought these contacts to the attention of the special committee, but the special committee noted that KKR and Silver Lake Partners had not submitted a proposal to acquire the Company and the Company chose not to engage in discussions with KKR and Silver Lake Partners in response to these contacts due, among other things, to the increased possibility of a leak (and the potential detrimental effects of a leak) by seeking and holding discussions with multiple parties.”

3. The following sentence appearing in the second full paragraph on page 30 of the Definitive Proxy Statement in the section entitled “Background of the Merger:”

“In this regard, the special committee also noted that the KKR/SLP Group continued to engage in discussions with the Company after news reports indicated that both they and the Investor Group were vying for the Company.”

is amended to add the following to the end of the referenced sentence:

“, that the KKR/SLP Group had stated in its preliminary indication of interest that the group could complete its due diligence within 2-3 weeks (i.e., by the September 26, 2006 deadline when the termination fee increased from $150 million to $300 million under the terms of the Investor Group’s revised proposal), and that the Company would only be required to pay the lower $150 termination fee if the KKR/SLP Group was able to complete its due diligence and negotiate definitive agreements to acquire the Company before the KKR/SLP Group’s own stated deadline. The special committee further noted that the $150 million termination fee that the Company would be required to pay the Investor Group if the Company terminated its merger agreement with the Investor Group to enter into definitive agreements with the KKR/SLP Group before September 26, 2006 was 0.85% of the aggregate value of the Company’s transaction with the Investor Group. The special committee believed that a termination fee of this magnitude would not be a meaningful economic impediment to the ability of the KKR/SLP Group (or any other third party) to pay more for the Company than the Investor

Group if the KKR/SLP Group (or any other third party) wished to acquire the Company. Even if the KKR/SLP Group were unable to conclude its due diligence review and negotiate definitive agreements with the Company prior to September 26, 2006, the $300 million termination fee that would be payable thereafter was 1.70% of the aggregate value of the Company’s transaction with the Investor Group. The special committee believed that a termination fee of that size was still low relative to the customary size of termination fees for similar transactions equivalent in size to the Company’s transaction with the Investor Group and, even at that level, would not be a meaningful economic impediment to the ability of the KKR/SLP Group (or any other third party) to pay more for the Company than the Investor Group if the KKR/SLP Group (or any other third party) wished to acquire the Company.”

4. The following language is inserted on page 32 of the Definitive Proxy Statement at the end of the section entitled “Background of the Merger:”

“The Company previously announced that it expected revenues in the third quarter of $1.525 to $1.625 billion and gross margin to be essentially in-line with the 46.0% reported for the second quarter of 2006. Actual results for the third quarter were consistent with this guidance as the Company reported revenue of $1.619 billion and gross margin of 46.1%.

As of the close of business on November 2, 2006, no party had submitted a proposal for an acquisition of, or other business combination transaction with, the Company.”

5. The following sentence appearing on page 23 of the Definitive Proxy Statement in the section entitled “Background of the Merger:”

“After discussion, the special committee determined to formally engage Goldman Sachs, subject to negotiation of an acceptable engagement letter, as financial advisor to the board of directors in connection with (i) a possible sale of the Company, whether by private or open market purchases of shares of Common Stock, merger, consolidation, tender or exchange offer or other similar transaction, or (ii) a possible strategic business combination transaction pursuant to which the stockholders of the Company immediately prior to the consummation of the transaction hold less than 50% of the stock of the resulting or surviving corporation of such transaction.”

is amended to read as follows:

“After discussion, the special committee determined to formally engage Goldman Sachs, subject to negotiation of an acceptable engagement letter, as financial advisor to the board of directors in connection with (i) a possible sale of the Company to any third party, whether by private or open market purchases of shares of Common Stock, merger, consolidation, tender or exchange offer or other similar transaction, or (ii) a possible strategic business combination transaction with any third party pursuant to which the stockholders of the Company immediately prior to the consummation of the transaction hold less than 50% of the stock of the resulting or surviving corporation of such transaction.”

6. The following sentence appearing on page 37 of the Definitive Proxy Statement in the section entitled “Opinion of Financial Advisor:”

“Although none of the selected companies are directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our results, market size and product profile.”

is amended to read as follows:

“Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly traded semiconductor companies with multiple product lines, and a market capitalization of at least $2 billion and with operations, market size and product profiles that for purposes of analysis may be considered similar to certain of our operations, market size and product profile.”

7. The following disclosure appearing on page 38 of the Definitive Proxy Statement in the section entitled “Opinion of Financial Advisor:”

“Goldman Sachs first calculated the implied values per share of Common Stock as of September 14 for each of the fiscal years 2007 to 2009, by applying price to forward earnings per share multiples of 14.0x to 18.0x earnings per share of Common Stock estimates for each of the fiscal years 2007 to 2009, and then discounted 2008 and 2009 values back one year and two years, respectively, using a discount rate of 14.0%.”

is amended to add the following immediately after the referenced disclosure:

“The range of forward earnings per share multiples used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its professional judgment and experience. The discount rate of 14% used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing a cost of equity analysis based on, among other things, betas for Freescale and the selected companies described under “—Selected Companies Analysis” above and illustrative capital structures for Freescale and the selected companies.”

8. The following disclosure appearing on page 38 of the Definitive Proxy Statement in the section entitled “Opinion of Financial Advisor:”

“In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 11.0% to 15.0% to the projected cash flows of Freescale for the second half of 2006 and calendar years 2007 to 2011.”

is amended to add the following immediately after the referenced disclosure:

“The range of discount rates used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing a weighted average cost of capital analysis based on, among other things, betas for Freescale and the selected companies described under “—Selected Companies Analysis” above and illustrative capital structures for Freescale and the selected companies.”

9. The following sentence appearing on page 38 of the Definitive Proxy Statement in the section entitled “Opinion of Financial Advisor:”

“Goldman Sachs also applied perpetuity growth rates from 3.0% to 7.0%.”

is amended to read as follows:

“Goldman Sachs also applied illustrative perpetuity growth rates from 3.0% to 7.0%.”

10. The following disclosure appearing on page 40 of the Definitive Proxy Statement in the section entitled “Opinion of Financial Advisor:”

“The theoretical post-recapitalization trading value of our shares of Common Stock was based upon estimated price to earnings ratios of 14.0x to 18.0x, a minimum cash balance of $1.5 billion and projections for Freescale provided by IBES and our management after giving effect to the new debt of $4.9 billion.”

is amended to add the following immediately after the referenced disclosure:

“The range of estimated price to earnings ratios used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its professional judgment and experience.”

11. The following disclosure appearing on page 40 of the Definitive Proxy Statement in the section entitled “Opinion of Financial Advisor:”

“Goldman Sachs then calculated the implied per share future equity values for our shares of Common Stock for 2007 and 2008 assuming a total leverage of 3.0x 2006 estimated EBITDA and then discounted 2008 values back one year using a discount rate of 17.0%.”

is amended to add the following immediately after the referenced disclosure:

“The discount rate utilized by Goldman Sachs in this analysis was derived by Goldman Sachs using a cost of equity analysis, adjusted to reflect an illustrative increase in leverage of Freescale resulting from a recapitalization.”

12. The following sentence appearing in the second full paragraph on page 40 of the Definitive Proxy Statement in the section entitled “Opinion of Financial Advisor:”

“Goldman Sachs assumed a total leverage of 3.0x 2006 EBITDA and used a range of minimum cash balances from $500 million to $2.5 billion.”

is amended to add the following to the end of the referenced sentence:

“, reflecting an illustrative range of minimum cash balances that might be required to be maintained in a variety of hypothetical recapitalizations.”

13. The sentence appearing on page 42 of the Definitive Proxy Statement in the section entitled “Opinion of Financial Advisor:”

“Pursuant to the terms of this engagement letter, Freescale has agreed to pay Goldman Sachs a customary transaction fee, the principal portion of which is contingent upon consummation of the transaction.”

is amended to read as follows:

“Pursuant to the terms of this engagement letter, Freescale has agreed to pay Goldman Sachs a customary transaction fee not to exceed $40 million, the principal portion of which is contingent upon consummation of the transaction. Pursuant to the engagement letter the amount of the fee is calculated based on the per share price realized in the transaction.”